Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acer Therapeutics Inc.

Newton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228319) and Form S-8 (Nos. 333-221566, 333-224942 and 333-230133) of Acer Therapeutics Inc. of our report dated March 18, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

March 18, 2020